Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Announces Second Quarter 2011 Financial Results

Sales Momentum Continues

ANN ARBOR, Michigan, July 26, 2011: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the second quarter ended June 19, 2011. Domestic same store sales were up 4.8% versus the year-ago period, comparing favorably against a strong second quarter in 2010, which was up 8.8%. Internationally, the Company marked its 70th consecutive quarter of same store sales growth, up 7.4% versus the prior-year period. Second quarter diluted EPS was 40 cents, up 21% over the as-adjusted diluted EPS in the second quarter of 2010. During the second quarter of 2011, the Company repurchased and retired 1,747,885 shares of its common stock, for a total of $41.4 million.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “The sales momentum in our business continues, resulting in a strong first half for 2011. Domino’s is in over 70 markets around the world; a diversified global presence that has driven steady, positive results. We like our position in the category; and we have tremendous energy to produce even better returns for our shareholders and franchisees going forward.”

Second Quarter Highlights:

(dollars in millions, except per share data)	Second Quarter of 2011	Second Quarter of 2010	First Two Quarters of 2011	First Two Quarters of 2010
Net income	$25.2	$22.6	$52.4	$47.1
Weighted average diluted shares	63,226,096	60,760,689	62,808,625	60,305,138
Diluted earnings per share, as reported	$0.40	$0.37	$0.83	$0.78
Items affecting comparability (see section below)	$—	$(0.04)	$(0.02)	$(0.10)

Diluted earnings per share, as adjusted	$0.40	$0.33	$0.82	$0.68

Note: Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.

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Revenues were up 6.2% for the second quarter versus the prior-year period, due primarily to higher same store sales in both domestic and international stores, store count growth in international markets and higher commodity prices impacting the Company’s supply chain operations. Partially offsetting these increases were lower Company-owned store revenues due to the sale of 26 Company-owned stores to a franchisee during the first quarter of 2011.

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Net Income was up 11.6% for the second quarter versus the prior-year period, primarily driven by domestic and international same store sales growth, international store growth and lower interest expense. Partially offsetting these increases were the gains recorded on debt repurchases in 2010, a higher effective tax rate in 2011 and higher general and administrative expenses in 2011.

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Diluted EPS was 40 cents on an as-reported basis for the second quarter versus 37 cents in the prior-year quarter. Diluted EPS, as adjusted was also 40 cents for the second quarter versus 33 cents in the prior-year quarter, an increase of seven cents, or 21%. This increase was primarily due to the aforementioned increase in net income, offset in part by higher weighted average diluted shares outstanding. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

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Domino’s Pizza: Q2 2011 Earnings Release, Page Two

•	Global Retail Sales were up 14.5% in the second quarter, or up 9.6% when excluding foreign currency impact.

	Second Quarter of 2011	Second Quarter of 2010
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+5.3%	+8.3%
Domestic franchise stores	+4.8%	+8.8%

Domestic stores	+4.8%	+8.8%

International stores	+7.4%	+6.2%

Global retail sales growth: (versus prior year period)
Domestic stores	+5.0%	+7.5%
International stores	+25.6%	+19.0%

Total	+14.5%	+12.5%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+5.0%	+7.5%
International stores	+14.9%	+14.1%

Total	+9.6%	+10.3%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at March 27, 2011	427	4,482	4,909	4,470	9,379
Openings	—	13	13	88	101
Closings	—	(28)	(28)	(16)	(44)

Store count at June 19, 2011	427	4,467	4,894	4,542	9,436

Second quarter 2011 net change	—	(15)	(15)	72	57

Trailing four quarters net growth	(28)	13	(15)	354	339

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning and will hold a conference call today at 11 a.m. (Eastern) to review its second quarter 2011 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for 30 days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 35043894. The webcast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the second quarter of 2011, the Company repurchased and retired 1,747,885 shares of its common stock under its Board of Directors-approved open market share repurchase program for a total cost of approximately $41.4 million, or an average price of $23.71 per share. Year-to-date, the Company has repurchased and retired 2,105,490 shares of its common stock for a total cost of approximately $47.3 million, or an average price of $22.45 per share. The Company has used approximately 75% of the total amount authorized under its open market share repurchase program and has approximately $50.0 million remaining under the previously approved $200.0 million.

In July 2011, the Board of Directors approved an increase to the Company’s open market share repurchase program resulting in a total remaining authorized amount for additional share repurchases of $200.0 million.

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Domino’s Pizza: Q2 2011 Earnings Release, Page Three

Items Affecting Comparability

The Company’s reported financial results for the second quarter and first two quarters of 2011 are not comparable to the reported financial results for the equivalent prior-year periods. The table below presents certain items that affect comparability between 2011 and 2010 financial results. Management believes that including such information is critical to the understanding of its financial results for the second quarter and first two quarters of 2011 as compared to the same periods in 2010 (See the Comments on Regulation G section).

In addition to the items noted in the table below, the Company experienced lower interest expense primarily as a result of lower debt levels, further impacting comparability to the prior year periods. Lower interest expense resulted in an increase in diluted EPS of approximately one cent in the second quarter of 2011 and three cents in the first two quarters of 2011 versus the comparable periods in 2010. Additionally, higher weighted average diluted shares resulted in a decrease in diluted EPS of approximately two cents in the second quarter of 2011 and three cents in the first two quarters of 2011.

	Second Quarter			First Two Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2011 items affecting comparability:
Gain on the sale of Company-owned stores (1)	$—	$—	$—	$1,054	$648	$0.01
Gain on Netherlands operations (2)	—	—	—	678	417	0.01

Total of 2011 items	$—	$—	$—	$1,732	$1,065	$0.02

2010 items affecting comparability:
Gain on debt extinguishment (3)	$1,493	$910	$0.01	$7,636	$4,658	$0.08
Deferred financing fee write-off and other (4)	(472)	(288)	(0.00)	(1,109)	(677)	(0.01)
Tax reserves (5)	565	2,025	0.03	565	2,025	0.03

Total of 2010 items	$1,586	$2,647	$0.04	$7,092	$6,006	$0.10

(1)	The gain recognized relates to the sale of 26 Company-owned stores to a franchisee. The gain is net of a reduction in goodwill of approximately $0.4 million.
(2)	This amount relates to the recognition of a contingent gain in connection with the previous sale of the Netherlands operations to the current master franchisee. The amount was received by the Company during the first quarter of 2011 as a portion of the contingency was finalized.
(3)	Represents the gains recognized in the second quarter and first two quarters of 2010 on the repurchase and retirement of $20.4 million and $80.4 million of principal on the fixed rate notes for a total purchase price of $19.0 million and $73.0 million, including $0.1 million and $0.3 million of accrued interest.
(4)	Represents the write-off of deferred financing fees and the prepayment of insurance fees in connection with the related debt extinguishments.
(5)	Represents $1.7 million of income tax benefit and $0.6 million ($0.3 million after-tax) of interest income, both relating to tax reserve reversals for a state tax matter.

Liquidity

As of June 19, 2011, the Company had approximately:

•	$78.6 million of unrestricted cash and cash equivalents,

•	$79.8 million of restricted cash and cash equivalents, and

•	$1.45 billion in total debt, including $60.0 million of borrowings under its $60.0 million variable funding note facility.

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Domino’s Pizza: Q2 2011 Earnings Release, Page Four

The Company’s cash borrowing rate averaged 5.9% for both the second quarter of 2011 and the second quarter of 2010. The Company invested $8.4 million in capital expenditures during the first two quarters of 2011 versus $11.1 million in the first two quarters of 2010.

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $36.0 million in the first two quarters of 2011.

(in thousands)	First Two Quarters of 2011
Net cash provided by operating activities (as reported)	$44,412
Capital expenditures (as reported)	(8,384)

Free cash flow	$36,028

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. Management uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. Management believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

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Domino’s Pizza: Q2 2011 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” As of the second quarter of 2011, through its primarily locally-owned and operated franchised system, Domino’s operated a network of 9,436 franchised and Company-owned stores in the United States and over 70 international markets. During the second quarter of 2011, Domino’s had global retail sales of over $1.6 billion, comprised of nearly $793 million domestically and over $810 million internationally. Domino’s Pizza had global retail sales of over $6.2 billion in 2010, comprised of over $3.3 billion domestically and over $2.9 billion internationally.

In May 2011, Pizza Today named Domino’s its “Chain of the Year” for the second straight year – making the company a three-time overall winner, and the first pizza delivery company to receive the honor in back-to-back years. In 2011, Domino’s was ranked #1 in Forbes Magazine’s “Top 20 Franchises for the Money” list. Helped by the launch of its Domino’s Smart Slice school lunch pizza in late 2010, Domino’s is collaborating with the Alliance for a Healthier Generation to serve healthier school foods and beverages in the United States. In late 2009, Domino’s debuted its “Inspired New Pizza” – a permanent change to its hand-tossed product, reinvented from the crust up.

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Domino’s Pizza: Q2 2011 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our intentions with respect to the extensions of the interest-only period on our fixed rate notes, our operating performance, the anticipated success of our reformulated pizza product, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of and our ability to refinance our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, such as our reformulated pizza, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our and our franchisees’ ability to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q2 2011 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	June 19, 2011	% of Total Revenues	June 20, 2010	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$78,908		$79,076
Domestic franchise	43,347		38,831
Domestic supply chain	215,500		205,430
International	47,178		39,068

Total revenues	384,933	100.0%	362,405	100.0%

Cost of sales:
Domestic Company-owned stores	62,287		62,893
Domestic supply chain	192,140		182,208
International	19,812		16,968

Total cost of sales	274,239	71.2%	262,069	72.3%

Operating margin	110,694	28.8%	100,336	27.7%

General and administrative	48,648	12.6%	45,787	12.6%

Income from operations	62,046	16.2%	54,549	15.1%

Interest expense, net	(20,970)	(5.5)%	(21,722)	(6.0)%
Other	—	—	1,493	0.4%

Income before provision for income taxes	41,076	10.7%	34,320	9.5%

Provision for income taxes	15,828	4.1%	11,695	3.3%

Net income	$25,248	6.6%	$22,625	6.2%

Earnings per share:
Common stock – diluted	$0.40		$0.37

Domino’s Pizza: Q2 2010 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Two Fiscal Quarters Ended
	June 19, 2011	% of Total Revenues	June 20, 2010	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$161,642		$167,282
Domestic franchise	87,392		80,774
Domestic supply chain	432,067		417,959
International	93,018		77,520

Total revenues	774,119	100.0%	743,535	100.0%

Cost of sales:
Domestic Company-owned stores	127,870		132,160
Domestic supply chain	384,486		369,555
International	39,464		33,492

Total cost of sales	551,820	71.3%	535,207	72.0%

Operating margin	222,299	28.7%	208,328	28.0%

General and administrative	95,141	12.3%	96,238	12.9%

Income from operations	127,158	16.4%	112,090	15.1%

Interest expense, net	(42,348)	(5.4)%	(45,845)	(6.2)%
Other	—	—	7,636	1.0%

Income before provision for income taxes	84,810	11.0%	73,881	9.9%

Provision for income taxes	32,451	4.2%	26,737	3.6%

Net income	$52,359	6.8%	$47,144	6.3%

Earnings per share:
Common stock – diluted	$0.83		$0.78

Domino’s Pizza: Q2 2011 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 19, 2011	January 2, 2011
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$78,639	$47,945
Restricted cash and cash equivalents	79,792	85,530
Accounts receivable	84,326	80,410
Inventories	28,647	26,998
Advertising fund assets, restricted	31,855	36,134
Other assets	36,972	28,021

Total current assets	340,231	305,038

Property, plant and equipment, net	92,322	97,384

Other assets	54,436	58,415

Total assets	$486,989	$460,837

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$824	$835
Accounts payable	58,688	56,602
Advertising fund liabilities	31,855	36,134
Other accrued liabilities	80,985	92,555

Total current liabilities	172,352	186,126

Long-term liabilities:
Long-term debt, less current portion	1,450,919	1,451,321
Other accrued liabilities	35,083	34,041

Total long-term liabilities	1,486,002	1,485,362

Total stockholders’ deficit	(1,171,365)	(1,210,651)

Total liabilities and stockholders’ deficit	$486,989	$460,837

Domino’s Pizza: Q2 2011 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Two Fiscal Quarters Ended
	June 19, 2011	June 20, 2010
(In thousands)
Cash flows from operating activities:
Net income	$52,359	$47,144
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	11,068	10,994
Gains on debt extinguishment	—	(7,636)
(Gains) losses on sale/disposal of assets	(1,637)	123
Amortization of deferred financing costs, debt discount and other	1,696	2,614
Provision for deferred income taxes	8,738	4,165
Non-cash compensation expense	5,884	5,901
Other	1,435	819
Changes in operating assets and liabilities	(35,131)	(14,484)

Net cash provided by operating activities	44,412	49,640

Cash flows from investing activities:
Capital expenditures	(8,384)	(11,058)
Proceeds from sale of assets	3,650	1,779
Changes in restricted cash	5,738	13,478
Other	(224)	(1,619)

Net cash provided by investing activities	780	2,580

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	2,861
Repayments of long-term debt and capital lease obligations	(417)	(72,968)
Proceeds from issuance of common stock	574	2,294
Proceeds from exercise of stock options	22,570	2,052
Tax impact of stock options and restricted stock	11,487	505
Purchase of common stock	(47,313)	—
Tax payments for restricted stock	(1,254)	(368)

Net cash used in financing activities	(14,353)	(65,624)

Effect of exchange rate changes on cash and cash equivalents	(145)	(8)

Change in cash and cash equivalents	30,694	(13,412)

Cash and cash equivalents, at beginning of period	47,945	42,392

Cash and cash equivalents, at end of period	$78,639	$28,980

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